Exhibit 99.1

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

405.254.5839

GMX RESOURCES INC. ANNOUNCES PRELIMINARY RESULTS OF ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS 11.375% SENIOR NOTES DUE 2019

Oklahoma City, Oklahoma, Thursday, December 15, 2011. GMX RESOURCES INC., NYSE: ‘GMXR’ (the “Company” or “GMXR”), “) today announced that it had received, as of 5:00 p.m., New York City Time, on December 14, 2011 (the “Expiration Time”) tenders and consents from the holders of approximately $198 million in aggregate principal amount, or approximately 99%, of its outstanding $200,000,000 11.375% Senior Notes due 2019 (the “Existing Notes”) in connection with its previously announced exchange offer and consent solicitation for the Existing Notes, which commenced on November 15, 2011. Holders tendering in the exchange offer will receive new 11.00% Senior Secured Notes due 2017 (the “New Notes”).

Pursuant to the terms of the exchange offer, holders of the Existing Notes were entitled to exchange, for each $1,000 principal amount of Existing Notes tendered by such holder, either: (a) $750.00 principal amount of New Notes (the “Exchange Only Election”) or (b) $971.40 principal amount of New Notes, if the holder subscribed to purchase for cash an additional $600.00 principal amount of New Notes, to be issued at par, in a private placement being made to the holders in connection with the Exchange Offer for each $1,000 principal amount of Existing Notes tendered by such holder (the “Exchange and Purchase Election”). The New Notes will mature in December 2017, be secured by substantially all of the assets of the Company and accrue cash interest at 11.0% per annum (or, at the Company’s option, 9.0% cash pay and 4.0% payment in kind in additional New Notes).

Holders tendering pursuant to the Exchange and Purchase Election tendered approximately $145 million in aggregate principal amount of Existing Notes. Holders tendering pursuant to the Exchange Only Election tendered approximately $53 million in aggregate principal amount of Existing Notes.

On November 2, 2011, the Company entered into separate support agreements (the “Support Agreements”) with holders of greater than 50% (“Supporting Holders”) of the Existing Notes. Pursuant to the Support Agreements the Supporting Holders agreed to purchase their pro rata amount of New Notes offered in the exchange offer and, if tendering holders do not elect to purchase at least $100.0 million aggregate principal amount of New Notes in connection with the exchange offer, to allow the Company to put to them for cash purchase an amount of additional New Notes such that the aggregate principal amount of New Notes issued is $100.0 million (the “Backstop Obligations”). As consideration for the Backstop Obligations, the Supporting Holders

will receive an aggregate for all of the backstop parties of approximately 3.88 million shares of common stock of the Issuer (calculated as a $7 million value based on weighted average price) and $3.0 million aggregate principal amount of Notes. Including the New Notes issued as consideration for the Backstop Obligations, the Company expects to issue New Notes in an aggregate principal amount of approximately $284 million.

In connection with the exchange offer and related consent solicitation for the Existing Notes, the Company will enter into a supplemental indenture to the indenture governing the Existing Notes to, among other things; eliminate substantially all of the restrictive covenants and certain event of default provisions in the indenture. Any Existing Notes not tendered and purchased pursuant to the tender offer will remain outstanding, and the holders thereof will be subject to the terms of the supplemental indenture.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include whether or not the exchange offer is consummated or any New Notes are issued. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.